Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

GoLogiq Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Unallocated (Universal Shelf)	Common stock, $0.001 par value per share	Rule 457(o)	$25,000,000	N/A	N/A	$0.00011020	$2,755
Total Offering Amounts							$2,755
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$2,755

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by GoLogiq Inc.
(2)	Such indeterminate number or amount of common stock with an aggregate initial offering price not to exceed $25,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder.
(3)	The proposed maximum aggregate offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.